Exhibit 10

August 28, 2008

REVISED

PURCHASE AGREEMENT

Between:          Solar Energy Limited (SLRE), as Seller
               SLRE is a public company listed on the OTCBB

And:               Maidon Services Limited, (MSL) as Purchaser
               MSL is a company incorporated and existing under the laws
               of Nicosia, Cyprus.

SLRE owns 45,000,000 shares of a public company listed on the OTC Pink Sheets called Planktos Corp (PLKT). PLKT has a wholly owned private company subsidiary called Planktos, Inc incorporated in California.

SLRE hereby agrees to sell to MSL the 45,000,000 shares on the following terms and conditions:

1.	Purchase Price: $200,000 (US)

2.	Deposit: $125,000 (US), such deposit to be wired to the account of :

     Solar Energy Limited
     Account# - 6095246945

     Wells Fargo Bank
     74 – 105 El Paseo
     Palm Desert, CA 92260
     Routing# -122000248
     Swift Code WFBIUS6S

3.	On receipt of the $125,000, 40,000,000 PLKT shares to be released to MSL on the Closing date,

4.	Closing Date: November 13, 2008

5.	Balance of $75,000 paid as follows:

a)

$75,000 cash due in 14 months; the $75,000 can be converted into shares of PLKT at the Sellers option in part or in total at any time during the next 14 months at the rate of one share per 25¢. On either payment or conversion of the $75,000 the remaining 5,000,000 PLKT shares to be released.

6.	Warranties and Representations of the Seller required on the Closing Date:

a)	that there are no more than 84,000,000 shares issued and outstanding,

b)	that a proposal to change the name of PLKT and to do a 20:1 rollback has not yet been completed. The Purchaser may complete the proposal after modifying it. However, the name Lobo Resources will not be available,

c)	that the only liabilities to be assumed by the Purchaser does not exceed $10,000 including any ongoing legal and accounting fees,

d)

Exhibit 10

e)	That the existing directors will resign after nominating the Purchaser’s directors,

f)	The only asset on Closing is 100% of the shares of Planktos, Inc. the private operating company incorporated in California

7.	Miscellaneous Terms and Conditions:

a)	Time is of the essence and this Agreement is governed by the laws of Nevada,

b)	Offer open until Tuesday, Nov.11, 2008 and the transaction is valid only on receipt of the $125,000 deposit on or before Wed. Nov.13, 2008. The 40,000,000 shares to be released by trustee on verification of the deposit,

c)	The Purchaser to have the voting rights of the balance of 5,000,000 shares for the 14 month period until either the $75,000 balance is paid or the Seller has exercised to convert the $75,000 to shares, The 5,000,000 share certificate is #1383, in the name of Solar Energy Limited. SLRE hereby permits MSL to vote these shares for the next 14 months.

d)	On execution this is a binding agreement but both parties understand that additional documents may be required to fully outline this transaction. Both parties agree to execute on a timely basis such additional documents.

e)	No disclosure of this transaction is permitted unless agreed to by both parties in written form.

                                   Signed:
                                    Solar Energy Limited

                                   /s/ Nelson Skalbania

                                   August 28, 2008

Agreed;

Maidon Services Limited

/s/